Exhibit 10.8

ADDENDUM TO CHANGE OF CONTROL

EMPLOYMENT AGREEMENT

The Change of Control Employment Agreement dated February 4, 2003 by and between Electronic Data Systems Corporation, a Delaware corporation, its successors and assigns (“Company”), and Robert H. Swan (“Executive”), is modified pursuant to the terms of this Addendum dated as of the 15th day of January, 2004 (“Addendum”).

The Compensation and Benefit Committee of the Company’s Board of Directors, on behalf of the Board of Directors of the Company (“Board”), has determined it is in the best interests of the Company and its shareholders to modify the existing terms of Executive’s Change of Control Employment Agreement to ensure the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control. Accordingly, and in return for the consideration being provided to Executive pursuant to the terms of this Addendum, the receipt and sufficiency of which Executive expressly acknowledges, including without limitation the payment of five hundred dollars ($500), the Compensation and Benefit Committee of the Board has caused the Company to enter into this Agreement.

The parties hereby agree the following definitions of “Change of Control” and “Exempt Person” shall replace and supercede the existing definitions of “Change of Control” and “Exempt Person” in Executive’s Change of Control Employment Agreement:

“Change of Control” shall mean any of the following occurring on or after the Agreement Effective Date:

(i) Any Person (other than an Exempt Person) shall become the Beneficial Owner of more than 50% of the shares of Common Stock then outstanding or more than 50% of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (i) if such Person shall become a Beneficial Owner of more than 50% of the shares of Common Stock or more than 50% of the combined voting power of the Voting Stock of the Company solely as a result of (x) an Exempt Transaction or (y) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (x), (y) and (z) of subsection (iii) of this definition are satisfied;

(ii) Individuals who, as of the date of this Addendum, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest that is subject to the provisions of Rule 14a-11 under the Exchange Act;

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (x) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Common Stock, (y) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Common Stock then outstanding or more than 50% of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation and (z) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the Board providing for such reorganization, merger or consolidation; or

(iv) Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company, unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (y)(A), (B) and (C) of this subsection (iv) are satisfied, or (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Common Stock then outstanding or more than 50% of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

“Exempt Person” shall mean any of the following:

(i) the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

IN WITNESS WHEREOF, the Executive has hereunto set his/her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:	EDS:

/S/ ROBERT H. SWAN	/S/ MICHAEL H. JORDAN

Robert H. Swan	By: Michael H. Jordan Chairman of the Board and Chief Executive Officer

Dated: January 15, 2004	Dated: February 20, 2004

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